As filed with the Securities and Exchange Commission on August 9, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

MEADE INSTRUMENTS CORP.

(Exact name of registrant as specified in its charter)

Delaware	95-2988062
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

27 Hubble

Irvine, California 92618

(Address of Principal Executive Offices) (Zip Code)

MEADE INSTRUMENTS CORP. AMENDED AND RESTATED 2008 STOCK INCENTIVE PLAN

STEVEN G. MURDOCK STAND-ALONE STOCK OPTION AGREEMENT

(Full title of the Plan)

John D. Hudson

O’Neil LLP

19900 MacArthur Boulevard, Suite 1050

Irvine, California 92612

(Name and address of agent for service)

(949) 798-0500

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934. (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Amended and Restated 2008 Stock Incentive Plan Common Stock, $0.01 par value	244,747 shares	$3.40	$832,140	$96
Steven G. Murdock Stand-Alone Stock Option Agreement Common Stock, $0.01 par value	37,500 shares	$3.40	$127,500	$15

(1)	This Registration Statement also covers any additional shares of Common Stock which become issuable under the Amended and Restated 2008 Stock Incentive Plan or the Steven G. Murdock Stand-Alone Stock Option Agreement by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Registrant’s Common Stock.
(2)	Calculated solely for purposes of this offering under Rule 457(c) and (h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low selling prices per share of the Registrant’s Common Stock on August 6, 2012, as reported by the Nasdaq Capital Market.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Meade Instruments Corp. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended February 29, 2012 filed with the Commission on May 29, 2012;

(b)	The Registrant’s Proxy Statement dated June 8, 2012 filed with the Commission on June 8, 2012;

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on July 16, 2012 and July 18, 2012;

(d)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended May 31, 2012 filed with the Commission on July 16, 2012; and

(e)	The Registrant’s Registration Statement on Form 8-A filed with the Commission on February 27, 1997, in which are described the terms, rights and provisions applicable to the Registrant’s outstanding Common Stock.

All reports and definitive proxy or information statements subsequently filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (“1934 Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law (the “Law”), the Registrant’s Certificate of Incorporation (the “Certificate”) provides that a director of the Registrant shall not be personally liable for monetary damages for breach of fiduciary duty as a director, except to the extent such elimination or limitation of liability thereof is not permitted by the Law (i.e., liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or acts or omissions that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Law or (iv) for any transaction from which the director derived any improper personal benefit).

Section 145 of the Law permits indemnification of officers and directors of the Registrant under certain conditions and subject to certain limitations. Section 145 of the Law also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Law.

The Certificate provides that each person (and the heirs, executors, or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, will be indemnified and held harmless by the Registrant to the fullest extent permitted by the Law. The Certificate further provides that the right to indemnification includes the right to be paid by the Registrant for expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent permitted by the Law, and that the right to indemnification conferred thereunder is deemed a contract right.

The Certificate further provides that the Registrant may, by action of its Board of Directors (the “Board”), provide indemnification to such of the employees and agents of the Registrant and such other persons serving at the request of the Registrant as employees or agents of another corporation, partnership, joint venture, trust or other enterprise to such extent and to such effect as is permitted by the Law and the Board.

Pursuant to the Certificate, the Registrant has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his or her status as such, whether or not the Registrant would have the power to indemnify such person against such liability under the Law.

The Certificate provides that (i) the rights and authority described above are not exclusive of any other right that any person otherwise may have or acquire and (ii) no amendment, modification or repeal of the Certificate, or adoption of any additional provision of the Certificate or the Registrant’s Bylaws, or, to the fullest extent permitted by the Law, any amendment, modification or repeal of law will eliminate or reduce the effect of the provisions in the Certificate limiting liability or indemnifying certain persons or adversely affect any right or protection then existing thereunder in respect of any acts or omissions occurring prior to such amendments, modifications, repeal or adoption.

The Registrant has entered into indemnification agreements with each of its directors and officers. The indemnification agreements generally require the Registrant to indemnify its officers and directors against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred by the officer or director in connection with any proceeding arising by reason of the fact that such person is or was an officer or director of the Registrant. The indemnification agreements also require the Registrant to advance litigation expenses; provided that if applicable law requires an undertaking, the officer or director shall undertake to repay the amounts if it is ultimately determined that the officer or director is not entitled to indemnification for the expenses. The indemnification agreements also establish a presumption that the director or officer has met the relevant standard of conduct required for indemnification unless a majority of the disinterested members of the board of directors (or a committee of such disinterested members) or independent legal counsel in a written opinion determine that the applicable standard has not been met. Partial indemnification is explicitly provided for in the indemnification agreements in the event that a director or officer is not entitled to full indemnification under the terms of the indemnification agreements or under applicable law.

The Registrant also maintains directors’ and officers’ liability insurance policies insuring directors and officers of the Registrant for certain covered losses as defined in the policies.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “1933 Act”) may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit Number	Exhibit

3.1	Meade Instruments Corp. Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Registrant’s Amendment No. 2 to Registration Statement on Form S-1 (Registration No. 333-21123), as filed with the Securities and Exchange Commission on March 13, 1997).

3.2	Certificate of Amendment of Certificate of Incorporation of Meade Instruments Corp. (incorporated by reference to Exhibit 3.4 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended May 31, 2000).

3.3	Certificate of Amendment of Certificate of Incorporation of Meade Instruments Corp. (incorporated by reference to Exhibit 3.10 of the Registrant’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on February 6, 2007).

3.4	Certificate of Amendment of Certificate of Incorporation of Meade Instruments Corp. (incorporated by reference to Exhibit 3.5 of the Registrant’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on August 12, 2009).

3.5	Meade Instruments Corp. Second Amended and Restated Bylaws (incorporated by reference to Exhibit 3.7 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended February 28, 2009).

5.1	Opinion and Consent of O’Neil LLP.

23.1	Consent of Moss Adams LLP, Independent Registered Public Accounting Firm.

23.2	Consent of O’Neil LLP is contained in Exhibit 5.1.

24	Power of Attorney. Reference is made to the Signature Page of this Registration Statement.

99.1	Meade Instruments Corp. Amended and Restated 2008 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on July 18, 2012)..

99.2	Stand-Alone Stock Option Agreement, dated as of March 13, 2009, between Meade Instruments Corp. and Steven G. Murdock (incorporated by reference to Exhibit 10.127 of the Registrant’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on March 19, 2009).

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the 1933 Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement.

(2) that, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California on this 9th day of August, 2012.

MEADE INSTRUMENTS CORP.

By:	/s/ John A. Elwood
John A. Elwood Senior Vice President –Finance & Administration, Chief Financial Officer and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That each of the undersigned officers and directors of Meade Instruments Corp., a Delaware corporation, does hereby constitute and appoint Steven G. Murdock and John A. Elwood, and each of them, his lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven G. Murdock Steven G. Murdock	Director and Chief Executive Officer (Principal Executive Officer)	August 9, 2012

/s/ John A. Elwood John A. Elwood	Senior Vice President – Finance & Administration, Chief Financial Officer and Secretary (Principal Financial Officer and Principal Accounting Officer)	August 9, 2012

/s/ Timothy C. McQuay Timothy C. McQuay	Director	August 9, 2012

/s/ Frederick H. Schneider, Jr. Frederick H. Schneider, Jr.	Director	August 9, 2012

/s/ Paul D. Sonkin Paul D. Sonkin	Director	August 9, 2012

/s/ Michael R. Haynes Michael R. Haynes	Director	August 9, 2012

/s/ Mark D. Peterson Mark D. Peterson	Director	August 9, 2012

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

EXHIBITS

TO

FORM S-8

UNDER THE

SECURITIES ACT OF 1933

MEADE INSTRUMENTS CORP.

EXHIBIT INDEX

Exhibit Number	Exhibit

3.1	Meade Instruments Corp. Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Registrant’s Amendment No. 2 to Registration Statement on Form S-1 (Registration No. 333-21123), as filed with the Securities and Exchange Commission on March 13, 1997).

3.2	Certificate of Amendment of Certificate of Incorporation of Meade Instruments Corp. (incorporated by reference to Exhibit 3.4 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended May 31, 2000).

3.3	Certificate of Amendment of Certificate of Incorporation of Meade Instruments Corp. (incorporated by reference to Exhibit 3.10 of the Registrant’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on February 6, 2007).

3.4	Certificate of Amendment of Certificate of Incorporation of Meade Instruments Corp. (incorporated by reference to Exhibit 3.5 of the Registrant’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on August 12, 2009).

3.5	Meade Instruments Corp. Second Amended and Restated Bylaws (incorporated by reference to Exhibit 3.7 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended February 28, 2009).

5.1	Opinion and Consent of O’Neil LLP.

23.1	Consent of Moss Adams LLP, Independent Registered Public Accounting Firm.

23.2	Consent of O’Neil LLP is contained in Exhibit 5.1.

24	Power of Attorney. Reference is made to the Signature Page of this Registration Statement.

99.1	Meade Instruments Corp. Amended and Restated 2008 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on July 18, 2012).

99.2	Stand-Alone Stock Option Agreement, dated as of March 13, 2009, between Meade Instruments Corp. and Steven G. Murdock (incorporated by reference to Exhibit 10.127 of the Registrant’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on March 19, 2009).